UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A (No.1)
Amending Form 8-K dated January 4 , 2007 and filed January 9, 2007

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 10, 2007
(Date of earliest event reported)

VoIP, Inc.
(Exact name of Company as specified in its charter)

Texas	000-28985	75-2785941
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

 151 So. Wymore Rd., Suite 3000, Altamonte Springs, Florida 32714

  (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (407) 389-3232

N/A

 (Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

See Item 8.01 below.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See Item 8.01 below.

Item 8.01 Other Events

This report amends and incorporates the VoIP, Inc. (the “Company”) Form 8-K filed on January 9, 2007. As previously disclosed, the Company received a default notice pursuant to a subordinated loan and security agreement (the “Loan Agreement”). The lender's default notice had demanded the entire principal amount of the loan plus unpaid interest, currently approximately $2.4 million. In addition, the lender had demanded that the Company pay the default rate of interest stated in the Loan Agreement of 17.5% per annum. Under the Loan Agreement, the lender has a security interest on all of the Company's assets.

On January 10, 2007 the lender agreed to waive the prior default based upon the Company agreeing to make the following payments: (i) $250,000 on January 10, 2007, which payment has been made by the Company; (ii) $250,000 to be paid by January 17, 2007; (iii) $1,000,000 to be paid by January 31, 2007; (iv) payments of $120,000 per month commencing February 2007 through May 2007; and (v) payment of the note’s full remaining principal and accrued interest and lender’s related legal fees on June 1, 2007.  The interest rate will be maintained at 17.5% per annum for the remainder of the loan’s amended term.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VoIP, INC.

Date: January 10, 2007	By:	/s/ Robert Staats
Robert Staats
Chief Accounting Officer